UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) May 25, 2005

CORUMEL MINERALS CORP.
(Exact name of registrant as specified in its chapter)

Nevada (State or other jurisdiction of incorporation)	000-50429 (Commission File Number)	33-1059313 (I.R.S. Employer Identification No.)
575 Madison Avenue, 10th Floor, New York, New York (Address of principal executive offices)		10022-2511 (Zip Code)

Registrant’s telephone number, including area code (212) 937-8442

Sihleggstrasse 23, Wollerau, Switzerland, CH 8832
(Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN REPORT

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 11, 2004, Baron Bernhard von Wullerstorff-Urbair and Peter Christen each resigned as a director and as an officer of Corumel Minerals Corp., which the remaining directors accepted and which resulted in two vacancies on the board of directors.

Also, on November 11, 2004, Dr. Edwin Meier, the one remaining director of Corumel Minerals Corp., consented to and was appointed the President, Chief Executive Officer, Chief Financial Officer, and the Treasurer of Corumel Minerals Corp. and Didier Llinas consented to and was appointed the Chief Operating Officer and the Corporate Secretary of Corumel Minerals Corp.

On January 28, 2005, Didier Llinas and Norman Meier each consented to and were appointed as additional directors to the board of directors of Corumel Minerals Corp. Also, on the same day,  Norman Meier consented to and was appointed as the Chief Executive Officer and President of Corumel Minerals Corp. to replace Dr. Meier in those offices.

Since 2004, Mr. Llinas has been a managing director of Lobaye Gold SARL, a mineral exploration company operating in the Republic of Central Africa. From 1999 to 2003, Mr. Llinas was a managing director of SECOMA, another mineral exploration company operating in the Republic of Central Africa.

Since May 2005, Norman Meier has been the president of LEAP Institute LLC, which is a Swiss financial services company with a license from the Swiss Banking Commission. From November 2002 to April 2004, Mr. Meier was a manager of Man Investments, Switzerland where Mr. Meier managed a global sales team in the hedge fund industry to raise money from financial institutions, banks and brokers throughout the world. From April 2002 to October 2002, Mr. Meier was an investment advisor for Canaccord Capital.

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In 2002, Norman Meier received his Canadian Investment Manager designation and his Derivative Market Specailist designation from the Canadian Securities Institute. In 2001, Mr. Meier received a Ph D in Human Behaviour from the Newport University in Switzerland. In 1999, Mr. Meier received an MBA from the same Newport University.

No director or officer holds a directorship in any other reporting company.

There is no family relationship among the directors or officers with the exception that Norman Meier is the son of Dr. Edwin Meier.

During the last two years, there has been no transaction or proposed transaction that Corumel Minerals Corp. was or is a party to in which any director or officer had or is to have a direct or indirect material interest.

There is no employment agreement between any officer or director and Corumel Minerals Corp. at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Corumel Minerals Corp. has caused this report to be signed on its behalf by the undersigned duly authorized person.

CORUMEL MINERALS CORP.

/s/ Chris Roth
Dated: June 6, 2005   By:                            Chris Roth - CEO & President

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